Exhibit 10.29

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of April 1, 2014 (the “Effective Date”), by and between American Tire Distributors, Inc., a Delaware corporation (the “Company”), and William P. Trimarco (“Executive”).

The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

1. Position. During the Period of Employment (as defined below), Executive shall serve in the capacity indicated on Exhibit A, or in such other executive level position as may be determined by the Company. Executive shall perform the normal duties and responsibilities of such position and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company may assign to Executive from time to time. During the Period of Employment, Executive will: (a) devote his full business time and attention to, and use his best efforts to advance, the business and welfare of the Company, and (b) not engage in any other employment activities for himself or any other business entity without the prior authorization and concurrence of the Board.

2. Period of Employment. This Agreement, and the period of Executive’s employment by the Company (the “Period of Employment”), shall commence on the Effective Date and shall continue until terminated pursuant to Section 6 hereof.

3. Compensation.

3.1 Base Salary. During the Period of Employment, the Company shall pay Executive a per annum base salary as set forth in Exhibit A, which may be adjusted from time to time by the Board (the “Base Salary”), payable in regular monthly or bi-weekly installments in accordance with the standard procedures of the Company. Executive’s Base Salary shall be subject to annual review by the Board; provided, however, that the level of such Base Salary shall not be subject to reduction unless consented to in writing by Executive.

3.2 Performance Based Compensation. During the Period of Employment and provided that Executive remains continuously employed by the Company through the end of the applicable fiscal year, Executive shall also be eligible to participate in any annual performance-based cash bonus program that may be offered by the Company, as set forth in Exhibit B.

3.3 Taxes and Withholdings. Federal, state, local and other applicable taxes, as well as other authorized deductions, shall be withheld on all cash and in-kind payments made by the Company to Executive pursuant to this Agreement in accordance with applicable tax laws and regulations.

3.4 Transportation. During the Period of Employment, Executive shall receive a monthly car allowance at a cost not to exceed $1,200.00 per month; provided, however, that Executive shall properly account for same in accordance with all applicable requirements for federal income tax deductibility, and with the Company’s policies and procedures.

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4. Benefits. During the Period of Employment, Executive shall be eligible to participate in benefit plans and programs maintained by the Company from time to time and generally made available to its executive officers; provided, however, that: (a) Executive’s ability to participate in such plans and programs shall be determined by the eligibility requirements of same, and shall not affect the Company’s right to amend or terminate any such plan or program, and (b) Executive shall have no vested rights under any such plan or program except as expressly provided under the terms thereof.

During the Period of Employment, Executive shall receive six (6) weeks of paid vacation in calendar year 2014, and four (4) weeks of paid vacation per year in calendar year 2015 and any subsequent calendar years, subject to the Company’s policies and procedures regarding same.

5. Expenses. Without duplication of the car allowance set forth in Section 3.4 hereof, upon the submission of acceptable documentation or other substantiation in accordance with Company policies and procedures, the Company will pay or reimburse Executive for such reasonable travel, entertainment, and other expenses as Executive may incur during the Period of Employment in connection with the performance of his duties hereunder.

6. Termination of Employment. The parties hereto further acknowledge and agree that Executive’s employment may be terminated for any reason or no reason at any time by their mutual agreement, or by either the Company or the Executive upon thirty (30) calendar days’ advance written notice by the terminating party (or immediately upon written notice by the Company in the case of termination by the Company for Cause [as defined below]) and that, upon any such termination, except as set forth in Section 6.2 hereof, Executive shall not be entitled to any payment in the nature of severance or otherwise (other than Base Salary, bonus and any other benefits to the extent earned and accrued through the date of such termination – i.e., if termination for any reason occurs after December 31st of any year for which a bonus is payable by the Company, but before such bonus is due to be paid for the preceding year in which it was earned, provided that such bonus would have been paid to Executive had such termination not occurred). In addition, at any time after notice of resignation or termination is given in accordance with this Section 6, the Company in its sole discretion may require that Executive cease active employment during the notice period. In such event, Executive during such period shall continue to receive his Base Salary and any applicable bonus and benefits that may continue under terms of their plan documents.

For purposes of this Agreement, the resignation or termination of Executive’s employment shall also constitute the termination of this Agreement, and the termination of this Agreement shall also constitute the termination of such employment (unless otherwise agreed in writing by the undersigned parties).

6.1 Death or Disability. The employment of Executive and all rights to compensation under this Agreement shall terminate upon the death or Disability (as defined below) of Executive, except for such death or disability payments as may be payable under one or more benefit plans maintained at that time by the Company and applicable to the Executive or his estate. As used herein, “Disability” means the Board has made a good-faith determination

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that Executive has become physically or mentally incapacitated or disabled, such that Executive is unable to perform for the Company substantially the same essential functions of his job duties and services as Executive performed prior to incurring such incapacity or disability, and such incapacity or disability exists for at least ninety (90) consecutive calendar days. In the event of a dispute concerning the nature or extent of any such incapacity or disability, the Company and Executive (or his representative) shall jointly select and retain a suitably qualified, independent physician or other healthcare provider, at the Company’s expense, to determine the nature and extent of such incapacity or disability. The determination made by such physician or other healthcare provider shall be binding on the parties for the purposes of this Agreement.

6.2 Termination with Severance Obligation.

(a) Upon termination of Executive’s employment by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below) and for so long as Executive is in material compliance with the terms of this Agreement (including without limitation, Section 7.1), Executive shall receive from the Company: (i) a monthly cash severance payment in the amount equal to the sum of Executive’s monthly Base Salary in effect on the date of termination, plus $20,833.34, for a period of twelve (12) months from the date of termination, payable in monthly or bi-weekly installments in accordance with the standard policies and procedures of the Company, and (ii) continued participation at the Company’s expense in any health insurance benefit plan or program maintained by the Company at the date of termination for a period of twelve (12) months after such date, or if such participation is not allowed by such plan or program then the Company shall pay for or reimburse Executive for the cost of any premiums for continued health insurance coverage of Executive during such period upon his election of same under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(b) Notwithstanding the foregoing, Executive and the Company further agree that Executive may also receive the severance payment described above if the Company hires a new Chief Executive Officer and Executive is not selected for such position; provided, however, that Executive must provide written notice to the Company that he is resigning and terminating his employment within 30 days after the Company announces such hiring or selection.

(c) As used herein: (i) “Cause” means that Executive (1) has been convicted of a felony, or has entered a plea of guilty or no lo contendere to a felony; (2) has knowingly committed an act involving dishonesty, bad faith or moral turpitude, or has engaged in willful misconduct; (3) has materially breached any obligation under Section 7.1 or 7.2 hereof; or (4) has willfully or repeatedly refused to satisfactorily perform his duties with the Company or any of its subsidiaries; and (ii) “Good Reason” means (1) failure by the Company to pay any material amount owed to Executive under this Agreement; (2) a substantial diminution in the status, position and responsibilities of Executive compared with Executive’s status, position and responsibilities with the Company on the Effective Date; or (3) a reduction of Executive’s Base Salary as in effect from time to time (d) In the event that any change in Executive’s status, position and responsibilities is implemented or proposed to be implemented by the Company, then: (i) unless Executive provides written notice to the Board within thirty (30) calendar days of being notified of such change or proposed change that Executive asserts that such change constitutes a “substantial diminution” for purposes of clause (c)(ii)(2) of the above definition of

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Good Reason, such change shall be deemed not to be such a “substantial diminution” and thereafter Executive’s status, position and responsibilities shall be as so changed; and (i) in the event that Executive provides such notice in a timely manner and, within thirty (30) calendar days thereafter, the Company, in its sole discretion, rescinds or alters such change in a manner not contested by Executive as described above, then for purposes of such clause (c)(ii)(2) of the definition of Good Reason the original change shall be disregarded (except to any extent so altered). Nothing in this Section 6.2 shall limit the Company’s right to contest any assertion that Executive may make with respect to any such change.

6.3 Release. At the time of any resignation or termination of Executive’s employment, Executive agrees to execute a general release agreement in a form provided by the Company whereby Executive will waive, release, relinquish and forever discharge the Company and each of its parents and subsidiaries and any director, officer, employee, shareholder, controlling person, agent, representative and insurer of the Company, and each parent, subsidiary, successor and predecessor from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any rights Executive may have under (i) any indemnification arrangement of the Company with respect to Executive, (ii) any vested rights under any employee retirement plan or program of the Company, or (iii) any stock purchase or stock option plan or agreement to which the Company and Executive are parties), which Executive has incurred or suffered or may incur or suffer as a result of Executive’s employment by the Company, or his resignation or termination from such employment.

6.4 No Further Payments. For the avoidance of any doubt, and notwithstanding any other provision of this Agreement or any other plan, agreement or arrangement with the Company or any of its affiliates to the contrary, to the extent any payment or benefit (including non-cash benefits) provided under this Agreement or any other plan, agreement or arrangement with the Company or any of its affiliates, either alone or together with such other payments and benefits (including non-cash benefits) which Executive receives or is entitled to receive from the Company or any of its affiliates, would result in the Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision), with respect to such payment or benefit, neither the Company nor any of its affiliates shall be obligated to pay any amount to Executive (or to any other party on behalf of Executive) as a result of, or in respect of, such excise tax.

7. Non-Competition; Non-Disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.

7.1 Non-Competition.

(a) Executive acknowledges and agrees that, in the course of his employment with the Company, Executive will be exposed to, receive and become familiar with trade secrets and other confidential or proprietary information (as defined below) of the Company, and that Executive’s services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that the noncompetition, nonsolicitation and other restrictive covenants set forth in the Restricted Person Noncompetition, Nonsolicitation and Confidentiality Agreement that he and the Company signed effective January 31, 2014, which shall remain in full force and effect, are reasonable and necessary to protect the Company’s legitimate business interests, and that he shall comply with same.

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7.2 Proprietary Information. Executive agrees that he shall not use for his own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor shall Executive otherwise disclose to any individual or entity at any time while Executive is employed by the Company or thereafter, any proprietary information of the Company unless such disclosure (a) has been authorized by the Board, (b) is reasonably required within the course and scope of Executive’s employment hereunder or (c) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, “proprietary information” shall mean trade secrets and other internal business information of the Company that is proprietary in nature, confidential to the Company, and not generally known by or available to the public or to the Company’s competitors. Such proprietary information may include, but is not limited to: (i) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (ii) any information concerning any product, service, technology or procedure offered or used by the Company, or under development by or being considered for use by the Company; (iii) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company; (iv) any inventions, innovations, trade secrets or other items covered by Section 7.4 below; and (v) any other information which the Board has determined by resolution and communicated to Executive in writing to be proprietary information for purposes hereof. However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of Executive in violation of Sections 7.1, 7.2 or 7.3 hereof.

7.3 Surrender of Records and Property. Executive agrees that at any time upon the Company’s request, or upon his resignation or termination of employment with same, he shall not retain and shall promptly surrender to the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape or other storage devices, or electronic or other media of any kind belonging to the Company, and any computer, computer tablet, cellular or smart phone, or other equipment or property owned by the Company, and any proprietary information as defined in Section 7.2 above, which may be in Executive’s possession or under his direction or control.

7.4 Inventions and Patents. Executive agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company’s business developed by Executive alone or in conjunction with others at any time during Executive’s employment by the Company shall belong to the Company. Executive hereby assigns to the Company, and the Company shall have, the sole and exclusive right, title, and interest in and to all discoveries, ideas, information, innovations, inventions, methods, processes, products, techniques, technologies, and improvements thereto and physical manifestation thereof (whether or not patentable or copyrightable) that are acquired, conceived, created, developed, or reduced to practice in whole or in part by Executive, either alone or with others, during his or her employment with the Company that: (a) relate in any way to the business of the Company, or to

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actual or anticipated research and development of the Company, or (b) result in any way from the performance by Executive of duties and responsibilities as an employee of the Company. Executive further agrees that all original works of authorship which are made by him, whether alone or with others, within the scope of and during the period of his or her employment with the Company and which are protectable by copyright laws, are “works made for hire” as that term is defined in the United States Copyright Act. Executive shall also use his best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.

7.5 Definition of Company. For purposes of this Section 7, the term “Company” shall include American Tire Distributors, Inc. and any and all of its parents, subsidiaries, joint ventures, predecessors, successors and affiliated entities as the same may exist from time to time; provided that, upon the assignment by the Company of its rights under this Agreement pursuant to Section 8.7, the term “Company” shall thereafter include only the Company and its subsidiaries and joint ventures.

7.6 Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in Section 7 are to be effective are reasonable and necessary to protect the Company’s legitimate business interests. In the event that any court or arbitrator determines that the Restricted Period, Restricted Territory or any other aspect of such covenants, including but not limited to those restrictive covenants set forth in the above-mentioned Restricted Person Noncompetition, Nonsolicitation and Confidentiality Agreement, are unreasonable or unenforceable in any respect, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area, that would render them enforceable as determined by such court or arbitrator. Executive further agrees that damages are an inadequate remedy for any breach of the covenants in this Section 7 and that the Company shall, whether or not it is pursuing any damages or other remedies at law, also be entitled to equitable relief in the form of temporary, preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.

8. Miscellaneous.

8.1 Notice. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, or by overnight carrier, addressed to the addressee at the address last provided to the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite addressee’s signature to this Agreement. Each party may also provide notice by hand delivering same to the other party, or by sending the other party a facsimile at a number provided by such other party.

8.2 Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing, approved by the Board and signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 8.2.

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8.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, New York (without regard to principles of conflicts of laws), and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

8.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same Agreement. The parties further agree that a party’s signature sent via facsimile shall also constitute an original signature for purposes of executing this Agreement.

8.5 Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby, and supersedes and replaces any prior oral or written agreements relating to such matters, including but not limited to the Transition Services Agreement dated January 31, 2014. Notwithstanding the foregoing, the Restricted Person Noncompetition, Nonsolicitation and Confidentiality Agreement between the parties dated January 31, 2014 shall remain in full force and effect.

8.7 Assignment. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires 80% or more of the stock, assets or business of the Company. Because Executive’s duties hereunder are personal in nature, the parties agree that he may not assign this Agreement to any third party.

8.8 Non-Transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any other attempted assignment, transfer, conveyance or other disposition of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

8.9 Indemnification. The Company shall indemnify Executive to the fullest extent permitted under applicable law in connection with any actions taken by him as an employee and director of the Company, provided such actions were authorized by the Company and conducted in the normal course of his duties and responsibilities hereunder, and were taken in good faith.

8.10 Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or to Executive’s employment, resignation or termination of employment with the Company, including without limitation any dispute, claim or controversy concerning validity, enforceability, breach or termination hereof, shall be finally settled by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein (“Rules”). There shall be one arbitrator who shall be jointly selected by the

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parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request the American Arbitration Association to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of the list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to the American Arbitration Association, which shall then select an arbitrator in accordance with Rule 13 of the Rules. The place of arbitration shall be Charlotte, North Carolina. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration, including but not limited to any injunctive relief that may be sought by a party regarding the enforcement of any rights or remedies for a breach or threatened breach of any restrictive covenant in Section 7 above. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Each party shall bear its or his own costs and expenses in any such arbitration and one-half of the arbitrator’s fees and expenses.

8.11 Survivability. The covenants contained in any section of this Agreement whose terms come into or remain in effect after the expiration or termination of this Agreement, or after Executive’s resignation or termination of employment with the Company, shall survive and be enforceable in law, equity or through arbitration as established herein after such expiration, resignation or termination, including but not limited to the covenants in Section 7 and all applicable covenants in Section 8.

8.12 IRC Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, the Company shall use commercially reasonable efforts to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, in making any payment of severance benefits to Executive under this Agreement; provided however, that the Company makes no representation or warranty to Executive as to whether or not Section 409A shall be applicable to any such payment, or whether in such case the Agreement complies with Section 409A. Notwithstanding anything in this Agreement to the contrary, no payment of severance benefits that is subject to Section 409A and that is made as a result of Executive’s involuntary termination or resignation of employment with the Company shall be made unless such separation constitutes a “separation from service” as that term is defined in Treasury Regulation §1.409A-1(h); and provided further, that if Executive is a “specified employee” (as that term is defined in Treasury Regulation §1.409A-1(i)) at any time during the six-month period immediately following the effective termination or separation date, then any payments of severance benefits that would have been paid to Executive during the period beginning on the date he is first deemed to be a specified employee and ending on the date that is six months after such termination or separation date, shall not be paid as specified in above in this Agreement, but instead shall be paid to Executive on the date that is six months after such date.

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8.13 Severability. Each provision of this Agreement is intended to be separable. If any such provision, or part thereof, is determined by a court to be invalid, illegal or otherwise unenforceable, then it shall be severed and all remaining provisions shall be given full force and effect while being construed as if such provision or part had not been contained within the Agreement. In addition to or instead of such severing, if the scope of any such provision or part is determined to be too broad or otherwise invalid or illegal, thereby preventing its enforcement to the fullest extent, Executive and the Company hereby authorize and consent to the court judicially modifying such provision or part in order to enforce same and this Agreement to the maximum extent permitted by law.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

EXECUTIVE		AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation

/s/ William P. Trimarco		By:	/s/ William E. Berry
Name:	William P. Trimarco	Name:	William E. Berry
		Title:	President & CEO
Address for Notices:
Address for Notices:
29316 Targhee Lane
Evergreen, CO 80439		American Tire Distributors, Inc.
Fax: ( )		12200 Herbert Wayne Court, Suite 150
P.O. Box 3145 Huntersville, NC 28078 Attention: J. Michael Gaither Fax: (704) 947-1919

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EXHIBIT A

to

Employment Agreement

Name of Executive:	William P. Trimarco

Title(s):	Executive Vice President – Product Strategy & Supply

Base Salary:	$485,000.00 per annum

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EXHIBIT B

to

Employment Agreement

ANNUAL PERFORMANCE-BASED CASH BONUS

Name of Executive: William P. Trimarco

For each fiscal year subsequent to 2014, during the Period of Employment, Executive will be entitled to an annual performance-based cash bonus (the “Executive Bonus Plan”) as a Level I-B participant on such terms as shall be determined by the Board.

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